Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: November 21, 2005

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FIRST QUARTER UNAUDITED RESULTS

Denver, Colorado - November 21, 2005 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced results of operations for the first quarter of its 2006 fiscal year. The Company reported net loss of $426,000 for the fiscal quarter ended September 30, 2005, or ($0.23) per share, as compared with net loss of ($1,276,000), or ($0.52) per share, in the comparable quarter of the previous fiscal year.

For the quarter ended September 30, 2005, net sales decreased by 28%, or $1,559,000, to $4,011,000 from $5,570,000 in the same period in the prior fiscal year. Gross profit decreased by 26%, or $465,000, to $1,305,000 from $1,770,000, while other operating costs decreased approximately 41%, or $1,261,000, from $3,057,000 in the comparable prior year period to $1,796,000. Income (loss) from operations reflected an improvement of $796,000, or 62%, from a loss from operations in the prior fiscal year’s first quarter of ($1,287,000) to loss from operations in the first quarter of fiscal 2005 of ($491,000).

Commenting on the results of operations, Donald W. Jewell, Interim Chief Executive Officer, stated, “Our results for the first quarter are in line with our expectations. Our sales are historically the weakest in our first quarter, and, accordingly, we did not expect to generate an operating profit for the quarterly period. The decrease in our sales this quarter, when compared with the same quarter last year, primarily relates to our previous discontinuance of our SPORT HALEY™ men’s fashion apparel collections, which accounted for slightly over $1,000,000 of our net sales for the September 2004 fiscal quarter. We’ve worked diligently in the last twelve months to ensure the long-term financial health of the Company, and we believe that we have taken the necessary steps to return the Company to profitability in this fiscal year, including the joint venture we recently formed to introduce Top-Flite™ branded apparel.”

“We’ve maintained on track with our objectives to reduce operating costs,” continued Mr. Jewell. “Our inventory position has remained in line with our expectations, and our reduced operating costs are indicative of the significant reductions that we implemented in the last year. While our plans include focusing our efforts to find more ways to continue to decrease our operating costs, we believe that the success we achieved during our first quarter certainly indicates that the changes we have implemented to date have improved our overall operations.”

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Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY™ and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. The Company distributes Ben Hogan® and Top-Flite™ apparel pursuant to a licensing agreement with Callaway Golf Company. The first significant deliveries of Top-Flite™ apparel are expected to be made in approximately January 2006.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. The Company’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as our Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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SPORT-HALEY, INC.
Unaudited Financial Information

	Three Months Ended
	September 30,
	2005	2004
Statements of Income Data:

Net sales	$4,011,000	$5,570,000

Gross profit	1,305,000	1,770,000

Other operating costs	1,796,000	3,057,000

Loss from operations	(491,000)	(1,287,000)

Net loss	(426,000)	(1,276,000)

Basic earnings (loss) per common share	$(0.16)	$(0.52)

Basic average weighted shares outstanding	2,685,000	2,456,000

	September 30,
	2005	2004
Balance Sheets Data:

Current assets	$16,262,000	$18,163,000

Total assets	17,108,000	19,214,000

Current liabilities	1,411,000	1,788,000

Long-term liabilities	—	—

Stockholders’ equity	15,697,000	17,426,000

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